                                  EXHIBIT 2.2


                ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among
                             QUANTA SERVICES, INC.,
                          QUANTA II ACQUISITION, INC.
                           NORTHERN LINE LAYERS, INC.
                               DONALD G. BOTTRELL
                               TERESA L. BOTTRELL
                                JAMES R. BENNETT
                                      AND
                               MARNIE M. BENNETT



                         Dated as of February 16, 1999
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                               TABLE OF CONTENTS


ARTICLE I
                DEFINITIONS

1.1.    Definitions.........................................................  1
1.2.    Interpretation......................................................  5

ARTICLE II
                THE MERGER AND THE SURVIVING CORPORATION
2.1.    The Merger..........................................................  5
2.2.    Effective Time of the Merger........................................  5
2.3.    Articles of Incorporation, By-laws and Board of
        Directors of Surviving Corporation..................................  5

ARTICLE III
                CONVERSION OF SHARES
3.1.    Conversion of Shares................................................  6
3.2.    Newco Shares........................................................  6
3.3.    Delivery of Merger Consideration....................................  6
3.4.    Qwest Contingent Payment Agreement..................................  6

ARTICLE IV
                CLOSING
4.1.    Closing.............................................................  6

ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS
5.1.    Due Organization and Qualification..................................  7
5.2.    Authorization; Non-Contravention; Approvals.........................  7
5.3.    Capitalization and Ownership........................................  8
5.4.    Subsidiaries........................................................  8
5.5.    Financial Statements................................................  8
5.6.    Liabilities and Obligations.........................................  9
5.7.    Accounts and Notes Receivable.......................................  9
5.8.    Assets..............................................................  9
5.9.    Material Customers and Contracts.................................... 10
5.10.   Permits............................................................. 11
5.11.   Environmental Matters............................................... 11
5.12.   Labor and Employee Relations........................................ 12
5.13.   Insurance........................................................... 12
5.14.   Compensation; Employment Agreements................................. 12
5.15.   Noncompetition, Confidentiality and Nonsolicitation Agreements...... 12
5.16.   Employee Benefit Plans.............................................. 13
5.17.   Litigation and Compliance with Law.................................. 14

                                       i
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5.18.   Taxes............................................................... 15
5.19.   Absence of Changes.................................................. 15
5.20.   Accounts with Banks and Brokerages; Powers of Attorney.............. 16
5.21.   Absence of Certain Business Practices............................... 17
5.22.   Competing Lines of Business; Related-Party Transactions............. 17
5.23.   Intangible Property................................................. 17
5.24.   Tax Reorganization Representation................................... 17
5.25.   No Implied Representations.......................................... 17
5.26.   Disclosure.......................................................... 17
5.27.   Year 2000 Compliance................................................ 18

ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF QUANTA AND NEWCO
6.1.    Organization........................................................ 18
6.2.    Authorization; Non-Contravention; Approvals......................... 18
6.3.    Capitalization and Ownership........................................ 19
6.4.    Quanta Common Stock................................................. 19
6.5.    Tax Reorganization Representations.................................. 19
6.6.    SEC Filings; Disclosure............................................. 20
6.7.    No Implied Representations.......................................... 20
6.8.    Disclosure.......................................................... 20
6.9.    Financial Statements................................................ 20
6.10.   Absence of Changes.................................................. 20
6.11.   Litigation and Compliance with Law.................................. 21

ARTICLE VII
                CERTAIN COVENANTS
7.1.    Release From Guarantees............................................. 21
7.2.    Future Cooperation; Tax Matters..................................... 21
7.3.    Expenses............................................................ 22
7.4.    Legal Opinion....................................................... 22
7.5.    Employment Agreements............................................... 22
7.6.    Repayment of Related Party Indebtedness............................. 22
7.7.    Stock Options....................................................... 22
7.8.    Payment of Interest Bearing Indebtedness............................ 22
7.9.    Pre-Closing Distributions........................................... 22

ARTICLE VIII
                INDEMNIFICATION
8.1.    General Indemnification by the Stockholders......................... 23
8.2.    Indemnification by Quanta........................................... 23
8.3.    Third Person Claims................................................. 23
8.4.    Non-Third Person Claims............................................. 24
8.5.    Indemnification Deductible.......................................... 24
8.6.    Indemnification Limitation.......................................... 24

                                       ii
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8.7.    Exclusive Remedy.................................................... 24

ARTICLE IX
                NONCOMPETITION COVENANTS
9.1.    Prohibited Activities............................................... 25
9.2.    Equitable Relief.................................................... 25
9.3.    Reasonable Restraint................................................ 26
9.4.    Severability; Reformation........................................... 26
9.5.    Material and Independent Covenant................................... 26

ARTICLE X
                NONDISCLOSURE OF CONFIDENTIAL INFORMATION
10.1.   General............................................................. 26
10.2.   Equitable Relief.................................................... 26

ARTICLE XI
                INTENDED TAX TREATMENT
11.1.   Tax-Free Reorganization............................................. 27

ARTICLE XII
                FEDERAL SECURITIES ACT; RESTRICTIONS
                ON QUANTA COMMON STOCK
12.1.   Compliance with Law................................................. 27
12.2.   Economic Risk; Sophistication....................................... 27
12.3.   Rule 144 Reporting.................................................. 28
12.4.   Restriction on Sale or Other Transfer of Restricted Shares.......... 28
12.5.   Satisfaction of Indemnification Obligations......................... 28

ARTICLE XIII
                MISCELLANEOUS
13.1.   Successors and Assigns.............................................. 29
13.2.   Entire Agreement.................................................... 29
13.3.   Counterparts........................................................ 29
13.4.   Brokers and Agents.................................................. 29
13.5.   Notices............................................................. 29
13.6.   Survival of Representations and Warranties.......................... 30
13.7.   Exercise of Rights and Remedies..................................... 30
13.8.   Reformation and Severability........................................ 30
13.9.   Governing Law....................................................... 30
13.10.  Dispute Resolution.................................................. 30

               ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION


     THIS ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of February 16, 1999, by and among Quanta Services, Inc., a Delaware corporation ("Quanta"), Quanta II Acquisition, Inc., a Delaware corporation that is a subsidiary of Quanta ("Newco"), Northern Line Layers, Inc., a Montana corporation ("the Company"), Donald G. Bottrell, Teresa L. Bottrell, James R. Bennett and Marnie M. Bennett (such individuals being collectively referred to herein as the "Stockholders"), with the Stockholders being the Company's only holders of capital stock.

     WHEREAS, the respective Boards of Directors of Newco and the Company (collectively referred to as "Constituent Corporations") deem it advisable and in the best interests of the Constituent Corporations and their respective stockholders that the Company merge with and into Newco (the "Merger"); and

     WHEREAS, the Boards of Directors of the Constituent Corporations have approved and adopted this Agreement as a plan of reorganization within the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the stockholders of the Constituent Corporations have approved the Merger in accordance with the GCL and the MBCA;

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements, representations, warranties, provisions and covenants contained herein, the parties hereto, intending to be legally bound, agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     1.1. Definitions. Capitalized terms used in this Agreement shall have the following meanings:

     "Affiliate" of, or "Affiliated" with, a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person or entity.

     "Agreement" has the meaning set forth in the first paragraph of this Agreement.

     "Balance Sheet Date" has the meaning set forth in Section 5.5.

     "Closing" has the meaning set forth in Section 4.1.

     "Closing Date" has the meaning set forth in Section 4.1.

     "Code" has the meaning set forth in the third paragraph of this Agreement.

     "Company" has the meaning set forth in the first paragraph of this Agreement.

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     "Company Stock" has the meaning set forth in Section 3.1.

     "Competitive Business" means any business that competes with the Company in providing specialty electrical contracting services and highway construction services.

     "Constituent Corporations" has the meaning set forth in the second paragraph of this Agreement.

     "Effective Time" has the meaning set forth in Section 2.2.

     "Employment Agreement" has the meaning set forth in Section 7.5.

     "Encumbrances" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, preemptive rights, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

     "Employee benefit plan"  has the meaning set forth in Section 5.16.

     "Employee pension benefit plan" has the meaning set forth in Section 5.16.

     "Environmental Laws" means any Law or agreement with any Governmental Authority relating to (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance, in each case as amended and as in effect on the Closing Date. The term "Environmental Law" includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, each as amended and as in effect on the Closing Date, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any substance.

     "ERISA" has the meaning set forth in Section 5.16.

     "ERISA Affiliate"  has the meaning set forth in Section 5.16.

     "Expiration Date" has the meaning set forth in Section 13.6.

     "Financial Statements" has the meaning set forth in Section 5.5.

     "GAAP" means generally accepted accounting principles as currently applied by the respective party on a basis consistent with preceding years and throughout the periods involved.

     "Governmental Authority" means any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

     "GCL" means General Corporation Law of the State of Delaware, as amended.

     "Hazardous Substances" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law. The term "Hazardous Substances" includes, without limitation, any substance to which exposure is regulated by any Governmental Authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

     "Indemnified Party" has the meaning set forth in Section 8.3.

     "Indemnifying Party" has the meaning set forth in Section 8.3.

     "Interim Balance Sheets" has the meaning set forth in Section 5.5.

     "Interim Financial Statements" has the meaning set forth in Section 5.5.

     "JAMS" has the meaning set forth in Section 13.10.

     "Judge List" has the meaning set forth in Section 13.10.

     "Knowledge" means actual knowledge.

     "Law" or "Laws" means any and all federal, state, local or foreign statutes, laws, ordinances, proclamations, code, regulations, licenses, permits, authorizations, approvals, consents, legal doctrine, published requirements, orders, decrees, judgments, injunctions and rules of any Governmental Authority, including, without limitation, those covering environmental, Tax, energy, safety, health, transportation, bribery, record keeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

     "Lockup Period" shall have the meaning set forth in Section 12.4.

     "Loss" or "Losses" means all liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, fees, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and costs, net of income tax effects with respect thereto (including, without limitation, income tax benefits recognized in connection therewith and income taxes upon any indemnification recovery thereof), and net of any insurance recovery thereon.

     "Material Customers" has the meaning set forth in Section 5.9.

     "MBCA" means the  Montana Business Corporation Act, as amended.

     "Merger" has the meaning set forth in the second paragraph of this Agreement.

     "Merger Consideration" has the meaning set forth in Section 3.1.

     "Merger Filings" has the meaning set forth in Section 2.2.

     "Newco" has the meaning set forth in the first paragraph of this Agreement.

     "1933 Act" means the Securities Act of 1933, as amended.

     "1934 Act" means the Securities Exchange Act of 1934, as amended.

     "Noncompete Term" has the meaning set forth in Section 9.1(a).

     "Quanta" has the meaning set forth in the first paragraph of this Agreement.

     "Quanta Common Stock" means Quanta's Common Stock, par value $.00001 per share.

     "Permits" has the meaning set forth in Section 5.10.

     "Permitted Encumbrances" means (a) any Encumbrances reserved against in the Interim Balance Sheets, (b) Encumbrances for property and ad valorem Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the Company's books in accordance with GAAP, and (c) obligations under operating and capital leases described in Schedule 5.9.

     "Plan"  has the meaning set forth in Section 5.16.

     "Qualified Plan" has the meaning set forth in Section 5.16.

     "Restricted Shares" has the meaning set forth in Section 12.1.

     "Rule 144" means Rule 144 as promulgated under the 1933 Act.

     "SEC" means the Securities and Exchange Commission.

     "Stockholders" has the meaning set forth in the first paragraph of this Agreement.

     "Surviving Corporation" has the meaning set forth in Section 2.1.

     "Taxes" has the meaning set forth in Section 5.18.

     "Territory" has the meaning set forth in Section 9.1.

     "Third Person" has the meaning set forth in Section 8.3.

     "Year-End Financial Statements" has the meaning set forth in Section 5.5.

     1.2. Interpretation. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the terms defined in Section 1.1 and elsewhere in this Agreement include the plural as well as the singular;

          (b) all accounting terms not otherwise defined herein have the meanings ascribed to them in accordance with GAAP; and

          (c) the words "herein," "hereof," and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.


                                  ARTICLE II
                   THE MERGER AND THE SURVIVING CORPORATION

     2.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time in accordance with the GCL and the MBCA, the Company shall be merged with and into Newco and the separate existence of the Company shall thereupon cease. Newco shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation").

     2.2. Effective Time of the Merger. The Merger shall become effective at such time (the "Effective Time") as (a) holders of two-thirds of the Company Common Stock approve the Merger, and (b) certificates of merger or articles of merger, as appropriate, in forms mutually acceptable to Quanta and the Company; are filed with the Secretaries of State of the States of Delaware and Montana, respectively (the "Merger Filings"). The Merger Filings shall be made simultaneously with or as soon as practicable after the execution of this Agreement and the Closing.

     2.3. Articles of Incorporation, By-laws and Board of Directors of Surviving Corporation. As a result of the Merger and at the Effective Time:

          (a) the Articles of Incorporation of Newco in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation, except that such Articles of Incorporation shall be amended as of the Effective Time to change the name of the Surviving Corporation to "Northern Line Layers, Inc.". After the Effective Time, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided in the GCL;

          (b) the Bylaws of Newco in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the GCL; and

          (c) the Board of Directors of Newco as constituted immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation.


                                  ARTICLE III
                             CONVERSION OF SHARES

     3.1. Conversion of Shares. At the Effective Time, by virtue of the Merger, and without any action on the part of any holder of any capital stock of the Company, the issued and outstanding shares of common stock, no par value, of the Company as of the Effective Time (the "Company Stock") shall be converted into the right to receive, and become exchangeable for, an aggregate of 666,948 shares of Quanta Common Stock and $22,384,436.00, in cash, which shares of Quanta Common Stock and cash shall be exchangeable for all the Company Stock at the Effective Time and issued to the Stockholders as set forth in Schedule 3.1 (the cash and Quanta Common Stock paid in exchange for the Company Stock being herein collectively referred to as the "Merger Consideration").

     3.2. Newco Shares. The outstanding shares of common stock, par value $.01 per share, of Newco shall remain outstanding following the Merger.

     3.3. Delivery of Merger Consideration. At the Closing, (a) each Stockholder shall furnish to Quanta the certificates representing his or her Company Stock, duly endorsed in blank by such Stockholder or accompanied by duly executed blank stock powers, and (b) Quanta shall deliver to each Stockholder cash (by wire transfer in accordance with the wiring instructions for each Stockholder set forth on Schedule 3.1) and a copy of an irrevocable instruction letter to Quanta's transfer agent directing that certificates representing the shares of Quanta Common Stock be delivered to such Stockholder pursuant to
Section 3.1. Each Stockholder agrees promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to the Company Stock or with respect to the stock powers accompanying such stock.

     3.4. Qwest Contingent Payment Agreement. In addition to the Merger Consideration, at the Closing, Stockholders shall receive the Qwest Contingent Payment Agreement, executed by the Surviving Corporation, in the form attached hereto as Schedule 3.4.

                                  ARTICLE IV
                                    CLOSING

     4.1. Closing. The consummation of the Merger and delivery of the consideration described in Section 33 hereof and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Company's counsel, Creekside Suite 301, 1001 South 24/th/ Street West, Billings, Montana 59102, concurrently with the execution of this Agreement or at such other time and date as Quanta, the Company and the Stockholders may mutually agree, which date is herein referred to as the "Closing Date."

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                                   ARTICLE V
              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     The Stockholders jointly and severally represent and warrant to Quanta as follows:

     5.1. Due Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Montana and the Company is duly authorized and qualified to do business under all applicable Laws and to carry on its business in the places and in the manner as now conducted. The Company has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted. Schedule 5.1 contains a list of all jurisdictions in which the Company is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of the Company are attached hereto as Schedule 5.1. Correct and complete copies of all stock records and minute books of the Company have been provided to Quanta, and correct and complete copies of all other stock records and minute books of the Company have been made available to Quanta and are correct and complete in all material respects.


     5.2.  Authorization; Non-Contravention; Approvals.

          (a) The Company has the requisite power and authority to enter into this Agreement and to effect the Merger. Each Stockholder has the full legal right, power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement have been approved by the board of directors of the Company and by the Stockholders. No additional corporate or other proceedings on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and the Stockholders, and, assuming the due authorization, execution and delivery hereof by Quanta and Newco, constitutes a valid and binding agreement of the Company and each Stockholder, enforceable against each of them in accordance with its terms.

          (b) The execution and delivery of this Agreement by the Company and the Stockholders do not, and the consummation by the Company and the Stockholders of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of, (i) the Articles of Incorporation or Bylaws of the Company, (ii) any Laws applicable to the Stockholders or the Company or any of its properties or assets, or (iii) except as set forth in Schedule 5.2, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, lease or other instrument, obligation or agreement of any kind to which any Stockholder or the Company is now a party or by which the Company or any of its properties or assets is bound or affected.

          (c) Except for the Merger Filings and as set forth in Schedule 5.2, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental

     Authority or third party is necessary for the execution and delivery of this Agreement by the Company and the Stockholders or the consummation by the Company and the Stockholders of the transactions contemplated hereby. Except as set forth in Schedule 5.2, none of the contracts or agreements with Material Customers or contracts providing for purchases or services individually in excess of $100,000, or in the aggregate in excess of $200,000, or other material agreements, licenses or permits to which the Company is a party requires notice to, or the consent or approval of, any third party for the execution and delivery of this Agreement by the Company and the Stockholders and the consummation of the transactions contemplated hereby.

     5.3. Capitalization and Ownership. The authorized capital stock of the Company consists solely of 50,000 shares of Company Stock, of which 16,700
shares are issued and outstanding.   All of the issued and outstanding shares of
the Company Stock are owned beneficially and of record by the Stockholders as set forth in Schedule 5.3. All of the issued and outstanding shares of Company Stock have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable Laws, including, without limitation, those Laws concerning the issuance of securities. None of the shares of Company Stock were issued in violation of the preemptive rights of any past or present stockholder. At the Effective Time, by virtue of the Merger Filings in Montana, the Merger will become effective in Montana. Except as set forth in Schedule 5.3, no subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates the Company to issue any of its Capital Stock or the Stockholders to transfer any of the Capital Stock of the Company.

     5.4. Subsidiaries. Except as set forth in Schedule 5.4, the Company owns, of record or beneficially, or controls, directly or indirectly, no capital stock, securities convertible into or exchangeable for capital stock or any other equity interest in any corporation, association or other business entity. Except as set forth in Schedule 5.4, the Company is not directly or indirectly, a participant in any joint venture, limited liability company, partnership or other noncorporate entity.

     5.5.  Financial Statements.

          (a) The Company has delivered to Quanta complete and correct copies of the following financial statements:

               (i) the audited balance sheets of the Company as of January 31, 1995, 1996 and 1997 and December 31, 1997 and the related audited statements of operations, stockholders' equity and cash flows for the three-year period ended December 31, 1997, together with the related notes, schedules and audit report of the Company's independent accountants (such balance sheets and the related income statements and the related notes and schedules are referred to herein as the "Year-End Financial Statements"); and

              (ii) the unaudited balance sheet (the "Interim Balance Sheet") of the Company as of December 31, 1998 (the "Balance Sheet Date") and the related unaudited statement of operations for the interim period ended on the Balance Sheet Date, together with the related schedules (such balance sheet, the related statements of operations and the related schedules are referred to herein as the "Interim Financial Statements"). The Year-End Financial Statements and the Interim Financial Statements (collectively, the "Financial Statements") are attached as
                    Schedule 5.5 to this Agreement.

          (b) Except as set forth in Schedule 5.5, the Financial Statements have been prepared from the books and records of the Company in conformity with GAAP (except for the absence of notes in the Interim Financial Statements) and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby, and the books of account of the Company have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

     5.6. Liabilities and Obligations. Except as set forth in Schedule 5.6, as of the Balance Sheet Date, the Company did not have, nor has it incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies (i) that are accrued or reserved against in the Financial Statements or reflected in the notes thereto or (ii) that were incurred after the Balance Sheet Date and were incurred in the ordinary course of business, consistent with past practices, and (b) liabilities and obligations that are of a nature not required to be reflected in the Financial Statements prepared in accordance with GAAP and that were incurred in the normal course of business and are described in Schedule 5.6. Schedule 5.6 sets forth the Company's outstanding principal amount of indebtedness for borrowed money (including overdrafts) as of the date hereof.

     5.7. Accounts and Notes Receivable. Schedule 5.7 sets forth an accurate list of the accounts and notes receivable of the Company as of the Balance Sheet Date and of those invoiced between the Balance Sheet Date and the third business day preceding the Closing Date, including any such amounts which are not reflected in the Interim Balance Sheets. Receivables from and advances to employees, the Stockholders and any entities or persons related to or Affiliates of the Stockholders are separately identified in Schedule 5.7. Schedule 5.7 also sets forth an accurate aging of all accounts and notes receivable as of the Balance Sheet Date, showing amounts due in 30-day aging categories. The trade and other accounts receivable of the Company, including without limitation those classified as current assets on the Interim Balance Sheets, are bona fide receivables, were acquired in the ordinary course of business, are stated in accordance with GAAP and should be collectible in the amounts shown on Schedule 5.7, net of reserves reflected in the Interim Financial Statements with respect to the accounts receivable as of the Balance Sheet Date, and net of reserves reflected in the books and records of the Company (consistent with the methods used in the Interim Financial Statements) with respect to receivables of the Company after the Balance Sheet Date. The preceding sentence shall not be deemed or construed as a guarantee by the Company or the Stockholders of the collectability of any particular trade account or any particular note receivable of the Company.

     5.8.  Assets.

          (a) Schedule 5.8 sets forth an accurate list of all real and personal property included in "property and equipment" on the Interim Balance Sheet and all other tangible assets of the Company with a book value in excess of $10,000 (i) owned by the Company as of the Balance Sheet Date and (ii) acquired since the Balance Sheet Date, including in each case true, complete and correct copies of leases for significant equipment and for all real property leased by the Company and descriptions of all real property on which buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company are situated. Schedule 5.8 indicates which assets used in the operation of the businesses of the Company are currently owned by the Stockholders or Affiliates of the Company or the Stockholders. Except as specifically identified on Schedule 5.8, all of the tangible assets, vehicles and other significant machinery and equipment of the Company listed in Schedule 5.8 are in good working order and condition, ordinary wear and tear excepted, to the best of Company's Knowledge and Stockholders' Knowledge. Except as specifically described in Schedule 5.8, all fixed assets used by the Company in its business are either owned by such Company or leased under agreements identified in Schedule 5.8. All leases set forth in Schedule 5.8 are in full force and effect and constitute valid and binding agreements of the Company that is a party thereto, and to the Knowledge of such Company and the Stockholders, the other parties thereto in accordance with their respective terms. Schedule 5.8 contains true, complete and correct copies of all title reports and title insurance policies received or owned by the Company. Schedule 5.8 includes a summary description of all contractual commitments of the Company involving the opening of new operations, expansion of existing operations, or the acquisition of any real property or existing business, to which management of the Company is currently devoting any significant effort or expenditure, and which (i) are currently being implemented by the Company, or (ii) involves purchases of capital equipment in connection with existing operations in amounts of excess of $10,000.00, individually, or $25,000.00 in the aggregate.

          (b) The Company has good and indefeasible title to the tangible and intangible personal property and the real property owned and used in its business, including the properties identified in Schedule 5.8 as owned real property, free and clear of all Encumbrances other than Permitted Encumbrances and those set forth in Schedule 5.8.

          (c) Except as specifically described in Schedule 5.8, the tangible and intangible assets of the Company include all material assets used in the operation of the business of the Company as conducted at the Balance Sheet Date, except for dispositions of such assets since such date in the ordinary course of business.

     5.9.  Material Customers and Contracts.

          (a) Schedule 5.9 sets forth an accurate list of (i) all customers representing 5% of the Company's revenues for the fiscal year ended in 1998 or the interim period ended on the Balance Sheet Date (the "Material Customers"), and (ii) all material executory contracts, warranties, commitments and similar agreements to which the Company is currently a party or by which it or any of its properties is bound, including, but not limited to, (A) all customer contracts in excess of $10,000, individually, or $25,000 in the aggregate, including, without limitation, consignment contracts, (B) contracts with any labor organizations, (C) leases providing for annual rental payments in excess of $20,000, individually, or $50,000 in the aggregate, (D) loan agreements, (E) pledge and security agreements,
     (F) indemnity or guaranty agreements or obligations , (G) bonds, (H) notes,
     (I) mortgages, (J) joint venture or partnership agreements, (K) options to purchase real or personal property, and (L) agreements relating to the purchase or sale by the Company of assets (other than oral agreements relating to sales of inventory or services in the ordinary course of business, consistent with past practices) or securities for more than $5,000, individually, or $10,000 in the aggregate. Prior to the date hereof, the Company has made available to Quanta complete and correct copies of all such agreements. To the extent applicable, the contracts and agreements set forth in Schedule 5.9 are separately identified as lump sum, unit price, cost plus or maintenance agreements.

          (b) Except to the extent set forth in Schedule 5.9, since December 31, 1997, (i) no Material Customer has canceled or substantially reduced or, to the Knowledge of the Company and the Stockholders, is threatening to cancel or substantially reduce its purchases of the Company's products or services, and (ii) to the Knowledge of the Company and Stockholders the Company is in compliance with all material commitments and obligations pertaining to it under such agreements and is not in default under any of the agreements described in subsection (a), no notice of default has been received by the Company, and the Stockholders and the Company are aware of no basis therefor.

          (c) Except to the extent set forth in Schedule 5.9, the Company is not a party to any governmental contracts subject to price redetermination or renegotiation. Except to the extent set forth in Schedule 5.9, the Company is not required to provide any bonding or other financial security arrangements in any material amount in connection with any transactions with any of its customers or suppliers.

          (d) Schedule 5.9 sets forth a summary of each outstanding bid or proposal by the Company that, if awarded to the Company, contemplates payments to the Company in excess of $100,000 and that is subject to acceptance or award by a third party.

          (e) Schedule 5.9 sets forth a summary of the Company's open jobs and a job cost schedule supporting the Interim Balance Sheets, which Schedule 5.9 includes the Company's good faith estimate of each such job's profit or loss as of the Balance Sheet Date.

     5.10. Permits. Schedule 5.10 contains an accurate list of all material licenses, franchises, permits, transportation authorities and other governmental authorizations and intangible assets held by the Company, including, without limitation, permits, licenses and operating authorizations, titles (including motor vehicle titles and current registrations), fuel permits, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company (the "Permits"). The Permits are valid, and the Company has not received any written notice that any Governmental Authority intends to cancel, terminate or not renew any such license, operating authorization, franchise, permit or other governmental authorization. The Permits are all the permits that are required by Law for the operation of the business of the Company as conducted at the Balance Sheet Date and the ownership of the assets of the Company. The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in the Permits, as well as the applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing. Except as specifically provided in Schedule 5.10, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by any Permits.

     5.11. Environmental Matters. Except as set forth in Schedule 5.11, (a) the Company has complied with and is in compliance, in all material respects, with all Environmental Laws, including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Substances; (b) the Company has obtained and complied, in all material respects, with all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Substances and has reported, to the extent required by all Environmental Laws, all past and present sites owned or operated by the Company where Hazardous Substances have been treated, stored, disposed of or otherwise handled; (c) there have been no "releases" or threats of "releases" (as defined in any Environmental Laws) at, from, in or on any property owned or operated by the Company; (d) there is no on-site or off-site location to which the Company has transported or disposed of Hazardous Substances or arranged for the transportation or disposal Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Surviving Corporation, Quanta or Newco for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, (iii) the Hazardous Materials Transportation Act, or (iv) comparable state and local statutes and regulations; and (e) the Company does not have contingent liability in connection with any release or disposal of any Hazardous Substance into the environment. None of the past or present sites owned or operated by the Company is currently or has ever been designated as a treatment, storage and/or disposal facility, nor has any such facility ever applied for a Permit designating it as a treatment, storage and/or disposal facility, under any Environmental Law.

     5.12. Labor and Employee Relations. Except as set forth in Schedule 5.12, the Company is not bound by or subject to any arrangement with any labor union. Except as set forth in Schedule 5.12, no employees of the Company are represented by any labor union or covered by any collective bargaining agreement nor, to the Company's or the Stockholders' Knowledge, is any campaign to establish such representation in progress. There is no pending or, to the Company's or the Stockholders' Knowledge, threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any significant labor interruptions over the past five years. Neither the Company nor any Stockholder has any knowledge of any significant issues or problems in connection with the relationship of the Company and its employees.

     5.13. Insurance. Schedule 5.13 sets forth an accurate list as of the Balance Sheet Date of all insurance policies carried by the Company and of all insurance loss runs or workmen's compensation claims received for the past five policy years. Except as set forth in Schedule 5.13, none of such policies are "claims made" policies. The policies described in such Schedule 5.13 for the current policy year are currently in full force and effect. As of the Closing Date, any open claims and any losses subject to insurance coverage for which a claim has not been made are recoverable under such policies, except to the extent of any applicable deductible or loss retention as set forth on Schedule 5.13.

     5.14. Compensation; Employment Agreements. Schedule 5.14 sets forth an accurate schedule of all officers, directors and Stockholder employees of the Company with annual salaries of $50,000 or more as of (a) the Balance Sheet Date and (b) the date hereof. Attached to Schedule 5.14 are true, complete and correct copies of each employment or consulting agreement with any employee of the Company or any Stockholder.

     5.15.  Noncompetition, Confidentiality and Nonsolicitation Agreements.
Schedule 5.15 sets forth all agreements containing covenants not to compete or solicit employees or to maintain the confidentiality of information to which the Company is bound or under which the Company has any rights or obligations.

     5.16.  Employee Benefit Plans.

          (a) Schedule 5.16 sets forth an accurate schedule of each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all nonqualified deferred compensation arrangements, whether formal or informal and whether legally binding or not, under which the Company or any ERISA Affiliate has any current or future obligation or liability or under which any present or former employee of the Company or an ERISA Affiliate, or such present or former employee's dependents or beneficiaries, has any current or future right to benefits (each such plan and arrangement referred to hereinafter as a "Plan"), together with true and complete copies of such Plans, arrangements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except as set forth in Schedule 5.16, neither the Company nor any ERISA Affiliate sponsors, maintains or contributes currently, or at any time during the preceding five years, to any plan, program, fund or arrangement that constitutes an employee pension benefit plan. Each Plan may be terminated by the Company, or if applicable, by an ERISA Affiliate at any time without any liability, cost or expense, other than costs and expenses that are customary in connection with the termination of a Plan. For purposes of this Agreement, the term "employee pension benefit plan" shall have the meaning given that term in Section 3(2) of ERISA, and the term "ERISA Affiliate" means any corporation or trade or business under common control with the Company as determined under Section 414(b), (c), (m) or (o) of the Code.

          (b) Each Plan listed in Schedule 5.16 is in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable Law. Except as set forth in Schedule 5.16, with respect to each Plan of the Company and each ERISA Affiliate (other than a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA), all reports and other documents required under ERISA or other applicable Law to be filed with any Governmental Authority, the failure of which to file could reasonably be expected to result in a material liability to the Company or any ERISA Affiliate, or required to be distributed to participants or beneficiaries, have been duly filed or distributed. True and complete copies of all such reports and other documents with respect to the past five years for each Plan have been provided to Quanta. No "accumulated funding deficiency" (as defined in Section 412(a) of the Code) with respect to any Plan has been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested. Except as set forth in Schedule 5.16, each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code (a "Qualified Plan") is, and has been during the period from its adoption to the date hereof, so qualified, both as to form and operation and all necessary approvals of Governmental Authorities, including a favorable determination as to the qualification under the Code of each of such Qualified Plans and each amendment thereto, have been timely obtained. Except as set forth in Schedule 5.16, all accrued contribution obligations of the Company with respect to any Plan have either been fulfilled in their entirety or are fully reflected in the Financial Statements.

          (c) No Plan has incurred, and neither the Company nor any ERISA Affiliate has incurred, any liability for excise tax or penalty due to the Internal Revenue Service. There have been no terminations, partial terminations or discontinuances of contributions to any Qualified Plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such Qualified Plan.

          (d) Except as set forth in Schedule 5.16, neither the Company nor any ERISA Affiliate has made any promises of retirement or other benefits to employees, except as set forth in the Plans, and no Company nor any ERISA Affiliate maintains or has established any Plan that is a "welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and similar state Law provisions, and at the expense of the participant or the beneficiary of the participant, or retiree medical liabilities. Neither the Company nor any ERISA Affiliate maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA. Except as set forth in Schedule 5.16, neither the Company nor any ERISA Affiliate has any current or future obligation or liability with respect to a Plan pursuant to the provisions of a collective bargaining agreement.

          (e) Neither the Company nor any ERISA Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation in connection with any Plan. The assets of each Plan that are subject to Title IV of ERISA are sufficient to provide the benefits under such Plan, the payment of which the Pension Benefit Guaranty Corporation would guarantee if such Plan were terminated, and such assets are also sufficient to provide all other "benefits liabilities" (as defined in ERISA Section 4001(a)(16)) due under such Plan upon termination.

          (f) No "reportable event" (as defined in Section 4043 of ERISA) has occurred and is continuing with respect to any Plan. There are no pending, or to the Company's and the Stockholders' Knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither the Company nor any ERISA Affiliate has knowledge of any threatened litigation or claims against, the assets of any Plan or its related trust or against any fiduciary of a Plan with respect to the operation of such Plan. To the Company's and the Stockholders' Knowledge, there are no investigations or audits of any Plan by any Governmental Authority currently pending and there have been no such investigations or audits that have been concluded that resulted in any liability to any Company or any ERISA Affiliate that has not been fully discharged. Neither the Company nor any ERISA Affiliate has participated in any voluntary compliance or closing agreement programs established with respect to the form or operation of a Plan.

          (g) Neither the Company nor any ERISA Affiliate has engaged in any prohibited transaction, within the meaning of Section 406 of ERISA or
     Section 4975 of the Code, in connection with any Plan for which exemption was not available. Except as set forth in Schedule 5.16, neither the Company nor any ERISA Affiliate is, or ever has been, a participant in or is obligated to make any payment to a multiemployer plan. No person or entity that was engaged by the Company or an ERISA Affiliate as an independent contractor within the last five years reasonably can or will be characterized or deemed to be an employee of the Company or an ERISA Affiliate under applicable Laws for any purpose whatsoever, including, without limitation, for purposes of federal, state and local income taxation, workers' compensation and unemployment insurance and Plan eligibility.

     5.17. Litigation and Compliance with Law. Except as set forth in Schedule 5.17, to the Knowledge of Company and Stockholders, there are no claims, actions, suits or proceedings, pending or, to the Knowledge of the Company and the Stockholders, threatened against or affecting the Company, at law or in equity, or before or by any Governmental Authority having jurisdiction over the Company. No written notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company and, to the Stockholders' and the Company's Knowledge, there is no reasonable basis therefor. Except to the extent set forth in Schedule 5.17, the Company has conducted and is conducting its business in compliance with all Laws applicable to such Company, its assets or the operation of its business.

     5.18. Taxes. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, service use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. The Company has timely filed all requisite federal, state, local and other tax returns for all fiscal periods ended on or before the Closing, and has duly paid in full or made adequate provision in the Financial Statements for the payment of all Taxes for all periods ending at or prior to the Closing Date. The Company has duly withheld and paid or remitted all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person or entity that required withholding under any applicable Law, including, without limitation, any amounts required to be withheld or collected with respect to social security, unemployment compensation, sales or use taxes or workers' compensation. Except as set forth in Schedule 5.18, there are no examinations in progress or claims against the Company relating to Taxes for any period or periods prior to and including the Balance Sheet Date and no written notice of any claim for Taxes, whether pending or threatened, has been received. The Company has not granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. The Company is not a party to any Tax allocation or sharing agreement and is not otherwise liable or obligated to indemnify any person or entity with respect to any Taxes. The amounts shown as accruals for Taxes on the Interim Financial Statements as of the Balance Sheet Date are sufficient for the payment of all Taxes for all fiscal periods ended on or before that date. True and complete copies of (a) any tax examinations, (b) extensions of statutory limitations and (c) the federal, state and local Tax returns of the Company for the last three fiscal years have been previously provided to Quanta. There are no requests for ruling in respect of any Tax pending between the Company and any Taxing authority. The Company has been taxed under the provisions of Subchapter S of the Code since February 1, 1997. The Company currently utilizes the accrual method of accounting for income tax purposes. Such method of accounting has not changed in the past five years.

     5.19. Absence of Changes. Since the Balance Sheet Date, except as set forth in Schedule 5.19, the Company has conducted its operations in the ordinary course and there has not been:

          (a) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise), or results of operations of the Company, taken as a whole;

          (b) any damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the properties or business of the Company, taken as a whole;

          (c) any change in the authorized capital stock of the Company or in its outstanding securities or any change in the respective Stockholders' ownership interests in the Company or any grant of any options, warrants, calls, conversion rights or commitments;

          (d) any declaration or payment of any distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company, except as set forth on Schedule 5.19;

          (e) any increase in the compensation payable or to become payable by the Company to the Stockholders or any of their officers, directors, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice, which bonuses and salary increases are set forth in Schedule 5.19, and except for extraordinary bonuses paid to certain non-Stockholder employees of Company, as set forth on Schedule 5.19;

          (f) any significant work interruptions, significant labor grievances or material claims filed;

          (g) except for the Merger, any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of the Company to any person, as set forth on Schedule 5.19;

          (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company;

          (i) any increase in the indebtedness of the Company, other than accounts payable incurred in the ordinary course of business, consistent with past practices or incurred in connection with the transactions contemplated by this Agreement;

          (j) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (k) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;

          (l) any waiver of any material rights or claims of the Company;

          (m) any material breach, amendment or termination of any material contract, agreement, Permit or other right to which the Company is a party or any of its property is subject; or

          (n) any other material transaction by the Company outside the ordinary course of business.

     5.20. Accounts with Banks and Brokerages; Powers of Attorney. Schedule 5.20 sets forth an accurate schedule, as of the date of this Agreement, of (a) the name of each financial institution or brokerage firm in which the Company has accounts or safe deposit boxes; (b) the names in which the accounts or boxes are held; (c) the type of account; and (d) the name of each person authorized to draw thereon or have access thereto. Schedule 5.20 also sets forth the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms thereof.

     5.21. Absence of Certain Business Practices. Neither the Company nor any of its affiliates has given or offered to give anything of value to any governmental official, political party or candidate for government office that was illegal to so give or offer to give, nor has it otherwise taken any action which would constitute a violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

     5.22. Competing Lines of Business; Related-Party Transactions. Except as set forth in Schedule 5.22, neither the Stockholders nor any other Affiliate of the Company or the Stockholders owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is in a Competitive Business or is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth in Schedule 5.22, no officer or director of the Company nor any Stockholder has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

     5.23. Intangible Property. Schedule 5.23 sets forth an accurate list of all patents, patent applications, trademarks, service marks, technology, licenses, trade names, copyrights and other intellectual property or proprietary property rights owned or used by the Company. The Company owns or possesses, and the assets of the Company include, sufficient legal rights to use all of such items without conflict with or infringement of the rights of others.

     5.24. Tax Reorganization Representation. The Surviving Corporation will acquire substantially all of the properties of the Company within the meaning of
Section 368(a)(2)(D) of the Code.

     5.25. No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the express understanding of the Stockholders and the Company that Quanta and Newco are not making any representation or warranty whatsoever, express or implied, other than those representations and warranties of Quanta and Newco expressly set forth in this Agreement.

     5.26. Disclosure. The Stockholders and the Company have fully provided Quanta or its representatives with all the information that Quanta has requested in analyzing whether to consummate the Merger and the other transactions contemplated by this Agreement. None of the information so provided nor any representation or warranty of the Stockholders to Quanta or Newco in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein, in light of the circumstances under which they were made, not misleading. It is understood by the parties hereto that any estimates, projections or other predictions that may have been provided to Quanta are not and shall not be deemed to be representations or warranties of the Company or the Stockholders, but shall be deemed to be good faith estimates and assumptions of the Company and the Stockholders, which are intended to be reasonable at the time made concerning the most likely course of the Company and its business. Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Agreement shall be deemed or construed to imply that the Company or the Stockholders have provided Quanta with any projections or other predictions regarding the Company or its business on which Quanta has relied, and Quanta and Newco expressly waive any right to make any claim based on any such projections or predictions.

     5.27.  Year 2000 Compliance.   Except as set forth on Schedule 5.27, all
devices, machinery, information, technology, computer software and hardware, and other date sensitive technology (jointly and severally its "systems") necessary for the Company's business as presently conducted will be Year 2000 compliant within a period of time calculated to result in no material disruption of any of its business operations. For purposes hereof, "Year 2000 Compliant" means that such systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D., and will operate during such time period without error relating to date data, specifically including any error relating to, or the product of date data which represents or references different centuries or more than one century.


                                  ARTICLE VI
              REPRESENTATIONS AND WARRANTIES OF QUANTA AND NEWCO

     Quanta and Newco jointly and severally represent and warrant to the Stockholders as follows:

     6.1. Organization. Each of Quanta and Newco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly authorized and qualified under all applicable Laws to carry on its business in the places and in the manner now conducted. Each of Quanta and Newco has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as such business is currently being conducted.

     6.2.  Authorization; Non-Contravention; Approvals.

          (a) Each of Quanta and Newco has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been approved by the boards of directors of Quanta and Newco and Quanta, as the sole stockholder of Newco. No additional corporate proceedings on the part of Quanta or Newco are necessary to authorize the execution and delivery of this Agreement and the consummation by Quanta and Newco of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Quanta and Newco, and, assuming the due authorization, execution and delivery by the Company and the Stockholders, constitutes valid and binding agreements of Quanta and Newco, enforceable against Quanta and Newco in accordance with its terms.

          (b) The execution and delivery of this Agreement by Quanta and Newco do not, and the consummation by Quanta and Newco of the transactions contemplated hereby will not, violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under any of the terms, conditions or provisions of (i) the Certificate of Incorporation or By-Laws of Quanta or Newco, (ii) any Law applicable to either Quanta or Newco or any of its properties or assets or (iii) any material note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Quanta or Newco is now a party or by which either Quanta or Newco or any of its properties or assets may be bound or affected.

          (c) Except for the Merger Filings and such filings as may be required under federal or state securities Laws, no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by Quanta and Newco or the consummation by Quanta and Newco of the transactions contemplated hereby.

     6.3. Capitalization and Ownership. The authorized capital stock of Newco consists solely of 1,000 shares of Newco common stock, of which 1,000 shares are
issued and outstanding.   All of the issued and outstanding shares of Newco
stock are owned beneficially and of record by Quanta. All of the issued and outstanding shares of Newco stock have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by Newco in compliance with all applicable Laws, including, without limitation, those Laws concerning the issuance of securities. None of the shares of Newco stock were issued in violation of the preemptive rights of any past or present stockholder. At the Effective Time, by virtue of the Merger Filings in Delaware, the Merger will become effective in Delaware. No subscription, option, warrant, call, convertible or exchangeable security, other conversion right or commitment of any kind exists which obligates Newco to issue any of its capital stock or Quanta to transfer any of the capital stock of Newco.

     6.4. Quanta Common Stock. The shares of Quanta Common Stock to be issued to the Stockholders pursuant to the Merger are duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable. The issuance of Quanta Common Stock pursuant to the Merger will transfer to the Stockholders valid title to such shares of Quanta Common Stock, free and clear of all Encumbrances, except for any Encumbrances created by the Stockholders.

     6.5.  Tax Reorganization Representations.

          (a) Prior to the Merger, Quanta will be in control of Newco within the meaning of Section 368(c) of the Code.

          (b) Quanta has no plan or intention to cause the Surviving Corporation to issue additional shares of its stock that would result in Quanta losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

          (c) Quanta has no plan or intention to reacquire any of its stock issued in the Merger.

          (d) Quanta has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with or into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation except for transfers of stock to another corporation controlled by Quanta; or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Quanta.

          (e) Following the Closing, Quanta's intention is that the Surviving Corporation will continue the historic business of the Company or use a significant portion of the historic business assets of the Company in a business, all as required to satisfy the "continuity of business enterprise" requirement under Section 368 of the Code.

          (f) Quanta does not own, nor has it owned during the past five years, any shares of the stock of the Company.

          (g) Each of Quanta and Newco is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

          (h) Neither Quanta nor Newco is an investment company as defined in
     Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (i) As of the Closing Date, the fair market value of the assets of Newco will exceed the sum of Newco's liabilities plus the amount of other liabilities, if any, to which Newco's assets are subject.

      6.6. SEC Filings; Disclosure. Quanta has filed with the Securities and Exchange Commission ("SEC") all material forms, statements, reports and documents required to be filed by it prior to the date hereof under each of the Securities Act of 1933, as amended (the "1933 Act"), the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the respective rules and regulations thereunder, (a) all of which, as amended, if applicable, complied when filed in all material respects with all applicable requirements of the appropriate Act and the rules and regulations thereunder, and (b) none of which, as amended, if applicable, contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     6.7. No Implied Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the express understanding of Quanta and Newco that the Stockholders are not making any representation or warranty whatsoever, express or implied, other than those representations and warranties of the Stockholders expressly set forth in this Agreement.

     6.8. Disclosure. Quanta has fully provided the Stockholders or their representatives with all the information that the Stockholders have requested in analyzing whether to consummate the Merger. None of the information so provided nor any representation or warranty of Quanta contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

     6.9. Financial Statements. All financial statements of Quanta have been prepared from the books and records of Quanta in conformity with GAAP and present fairly the financial position and results of operations of Quanta as of the dates of such statements and for the periods covered thereby, and the books of account of Quanta have been kept accurately in all material respects in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets, and liabilities of Quanta have been properly recorded therein in all material respects.

     6.10. Absence of Changes. Since January 1, 1999, Quanta has conducted its operations in the ordinary course and there has not been:

          (a) any material adverse change in the business, operations, properties, condition (financial or other), assets, liabilities (contingent or otherwise), results of operations or prospects of Quanta, taken as a whole;

          (b) any damage, destruction or loss (whether of not covered by insurance) materially adversely affecting the properties or business of Quanta;

          (c) any waiver of any material rights or claims of Quanta; or

          (d) any material breach, amendment, or termination of any material contract, agreement, or other right or obligation to which Quanta is a party or any of its property is subject.

     6.11. Litigation and Compliance with Law. There are no material claims, actions, suits or proceedings, pending or, to the Knowledge of Quanta, threatened against or affecting Quanta, at law or in equity, or before or by any Governmental Authority having jurisdiction over Quanta. No written notice of any material claim, action, suit or proceeding, whether pending or threatened, has been received by Quanta and, to Quanta's knowledge, there is no reasonable basis therefor. To the Knowledge of Quanta, Quanta has conducted and is conducting its business in compliance with all laws applicable to Quanta, its assets or the operation of its business.

                                  ARTICLE VII
                               CERTAIN COVENANTS

     7.1. Release From Guarantees. Quanta shall use its commercially reasonable best efforts to have the Stockholders released from the personal guarantees of the Company indebtedness identified in Schedule 7.1 within 90 days after the Closing Date. Quanta hereby agrees to indemnify and defend each Stockholder and hold such Stockholder harmless for any amounts that such Stockholder is required to pay in connection with the enforcement of any obligations under such personal guarantees after the Closing, including without limitation any reasonable attorneys' fees and expenses incurred in connection therewith.

     7.2. Future Cooperation; Tax Matters. The Stockholders, Newco and Quanta shall each deliver or cause to be delivered to the other parties following the Closing such additional instruments as the other parties may reasonably request for the purpose of fully carrying out this Agreement. The Stockholders will cooperate and use their commercially reasonable best efforts to have the present officers, directors and employees of the Company cooperate with Quanta and the Surviving Corporation at and after the Closing in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing. The Stockholders and the Surviving Corporation will cooperate with each other in the preparation of all tax returns covering the period from the beginning of the Company's current Tax year through the Closing. In addition, Quanta and Newco will provide the Stockholders with access to such of their books and records as may be reasonably requested by the Stockholders in connection with federal, state and local tax matters. The party requesting cooperation, information or actions under this Section 7.2 shall reimburse the other party or parties for all reasonable out-of-pocket costs and expenses paid or incurred in connection therewith, which costs and expenses shall not, however, include per diem charges for employees or allocations of overhead charges.

     7.3. Expenses. Quanta will pay the fees, expenses and disbursements of Quanta and its agents, representatives, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments thereto. The Surviving Corporation following the Closing will pay the expenses of the audit or audit related procedures in connection with the transactions contemplated hereby. The Stockholders will pay their fees, expenses and disburse ments and those of their and the Company's agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement and any amendments hereto and the consummation of the transactions contemplated hereby, including, without limitation, accounting fees and related expenses incurred by them which are attributable to the final Tax returns of the Company and the Stockholders through the Closing.

     7.4. Legal Opinions. At the Closing, the Company and the Stockholders shall cause their legal counsel, Herndon, Sweeney & Halverson, P.C., to deliver to Quanta a legal opinion in form and substance acceptable to Quanta. At the Closing, Quanta and Newco shall cause their legal counsel, Brad Eastman, to deliver to Company and the Stockholders a legal opinion in form and substance acceptable to Company and the Stockholders.

     7.5. Employment Agreements. Concurrently with the execution of this Agreement, the Surviving Corporation shall enter into a mutually acceptable Employment Agreement with each of the individuals identified on Schedule 7.5, (collectively, the "Employment Agreements").

     7.6. Repayment of Related Party Indebtedness. Concurrently with the execution of this Agreement, (a) the Stockholders shall repay to the Company all amounts outstanding as advances to or receivables from the Stockholders, each of which advances or receivables is specifically reflected in Schedule 5.7, and (b) the Company shall repay all amounts outstanding under loans to the Company from any Stockholder, each of which loans to the Company is specifically reflected in
Schedule 5.6.

     7.7. Stock Options. Quanta shall grant nonqualified options to purchase an aggregate of 120,000 shares of Quanta Common Stock as of the Closing Date under Quanta's 1997 Stock Option Plan to employees of the Company (other than Stockholders) as set forth on Schedule 7.7, which options, in each case, shall vest in equal annual increments for four years, commencing one year after the Closing.

     7.8. Payment of Interest Bearing Indebtedness. At the Closing, Quanta or Newco will pay in full the amount of Company's interest bearing indebtedness, as set forth on Schedule 7.8.

     7.9.   Closing Agreement.    At the Closing, Stockholders, and Quanta will
execute a Closing Agreement summarizing all pre-Closing and Closing adjustments.

                                 ARTICLE VIII
                                INDEMNIFICATION

     The Stockholders, Quanta and Newco each make the following covenants:

     8.1. General Indemnification by the Stockholders. Subject to Sections 8.5 and 8.6, the Stockholders covenant and agree that they will jointly and severally (without any right of indemnification or contribution from the Company) indemnify, defend, protect and hold harmless Quanta, Newco and the

Surviving Corporation, and their respective officers, directors, employees, stockholders, agents, representatives and Affiliates, at all times from and after the date of this Agreement from and against all Losses incurred by any of such indemnified persons as a result of or arising from (a) until the Expiration Date, any breach of the representations and warranties of the Stockholders set forth herein or in the Schedules or certificates delivered in connection herewith, (b) any breach or nonfulfillment of any covenant or agreement on the part of the Stockholders or the Company under this Agreement, (c) all Taxes payable by the Company for all periods prior to and including the Closing Date,
(d) all transfer and other Taxes payable by Stockholders arising from the transactions contemplated by this Agreement, or (e) as a result of the breach of or non-compliance by the Company with any Environmental Law prior to the Closing.

     8.2. Indemnification by Quanta. Subject to Sections 8.5 and 8.6. Quanta covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholders and their respective agents, representatives, Affiliates, beneficiaries and heirs and employees at all times from and after the date of this Agreement until the Expiration Date from and against all Losses incurred by any of such indemnified persons as a result of or arising from (a) any breach of the representations and warranties of Quanta or Newco set forth herein or in the Schedules or certificates attached hereto, or (b) any breach or nonfulfillment of any covenant or agreement on the part of Quanta or Newco under this Agreement.

     8.3. Third Person Claims. Promptly after any party provided indemnification pursuant to Section 8.1 or 8.2 of this Agreement (hereinafter the "Indemnified Party") has received notice of or has Knowledge of any claim by a person not a party to this Agreement ("Third Person"), of the commencement of any action or proceeding by a Third Person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give to the party obligated to provide indemnification pursuant to
Section 8.1, or 8.2 hereof (hereinafter the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding. Such notice shall state the nature and the basis of such claim and a reasonable estimate of the amount thereof. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter so long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and in any settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party's possession or control. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled, at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof. The Indemnifying Party shall not settle any such Third Person claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, the Indemnified Party. If the Indemnifying Party desires to accept a final and complete settlement of any such Third Person claim and the Indemnified Party refuses to consent to such settlement, then the Indemnifying Party's liability under this Section with respect to such Third Person claim shall be limited to the amount so offered in settlement by said Third Person; provided, however, that notwithstanding the foregoing, the Indemnified Party shall be entitled to refuse to consent to any such proposed settlement and the Indemnifying Party's liability hereunder shall not be limited by the amount of the proposed settlement if such settlement does not provide for the complete release of the Indemnified Party. If, upon receiving notice, the Indemnifying Party does not timely undertake to defend such matter to which the Indemnified Party is entitled to indemnification hereunder, or fails diligently to pursue such defense, the Indemnified Party may undertake such defense through counsel of its choice, at the cost and expense of the Indemnifying Party, and the Indemnified Party may settle such matter, in its discretion, and the Indemnifying Party shall reimburse the Indemnified Party for the amount paid in such settlement and any other liabilities or expenses incurred by the Indemnified Party in connection therewith.

     8.4. Non-Third Person Claims. In the event that any Indemnified Party asserts the existence of a claim giving rise to losses (but excluding claims resulting from the assertion of liability by Third Persons), such party shall give written notice to the Indemnifying Party. Such written notice shall state that it is being given pursuant to this Section 8.4, specify the nature and amount of the claim asserted, and indicate the date on which such assertion shall be deemed accepted and the amount of the claim deemed a valid claim (such date to be established in accordance with the next sentence). If such Indemnifying Party, within 60 days after the mailing of notice by such Indemnified Party shall not give written notice to such Indemnified Party announcing such Indemnifying Party's intent to contest such assertion of such Indemnified Party, such assertion shall be deemed accepted and the amount of such claim shall be deemed a valid claim. In the event, however, that such Indemnifying Party contests such assertion of a claim by giving such written notice to the Indemnified Party within said period, the parties shall act in good faith to reach agreement regarding such claim. In the event that litigation shall arise with respect to any such claim, the prevailing party shall be entitled to reimbursement of costs and expenses incurred in connection with such litigation including reasonable attorney's fees, if the parties hereto, acting in good faith cannot reach agreement with respect to such claim within 60 days after the notice provided by the Indemnified Party.

     8.5. Indemnification Deductible. Neither the Stockholders, on the one hand, nor Quanta, Newco and the Surviving Corporation, on the other hand, shall be entitled to indemnification from the other under the provisions of Section 8.1 or Section 8.2, as the case may be, until such time as, and only to the extent that, the claims subject to indemnification by such other party exceed, in the aggregate, $400,000.00. Notwithstanding the foregoing, the limitations set forth in this Section 8.5 shall not apply to fraudulent misrepresentations.

     8.6. Indemnification Limitation. Subject to Section 8.5, the aggregate indemnification obligation of the Stockholders under Section 8.1 and Quanta, Newco and the Surviving Corporation under Section 8.2 shall be limited to $39,265,000.00. Notwithstanding the foregoing, the limitations set forth in this
Section 8.6 shall not apply to fraudulent misrepresentations.

     8.7. Exclusive Remedy. Subject to Section 8.5, and in the absence of fraud, the exclusive remedy of Quanta, Newco and the Surviving Corporation for losses under Section 8.1 shall be pursuant to this Article VIII.

                                  ARTICLE IX
                           NONCOMPETITION COVENANTS

     9.1.  Prohibited Activities.

          (a) For no additional consideration, the Stockholders will not for five years following the Closing Date and, as to Stockholders who are parties to Employment Agreements, if longer, one year following such Stockholder's voluntary termination of his or her employment agreement with the Surviving Corporation or it's Affiliates or the termination of such individual's employment with the Surviving Corporation or its Affiliates "for cause," in each case as determined in accordance with such individual's Employment Agreement, in each case as determined in accordance with such individual's Employment Agreement (with the applicable period being herein referred to as the "Noncompete Term"), directly or indirectly, for himself or herself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

               (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial or advisory capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in a Competitive Business within 150 miles of (A) where the Company or any of its subsidiaries conducts business, or has conducted business within the past three years (B) where Quanta or the Surviving Corporation or an Affiliate of Quanta or the Surviving Corporation conducts business after the Closing that is, within six months prior to the date of termination of such Stockholder's employment, under such Stockholder's supervision or managerial authority (the counties and other areas included within clause (A) and (B) being herein referred to as the "Territory");

              (ii) call upon any person who, at that time, is an employee or consultant of Quanta or the Surviving Corporation or any of their respective subsidiaries for the purpose or with the intent or effect of enticing such employee or consultant away from or out of the employ or contract with Quanta or the Surviving Corporation or any of their respective subsidiaries; or

             (iii) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of any Company, Quanta or the Surviving Corporation or any of the Affiliates of such parties within the Territory for the purpose, or with the effect, of soliciting or selling services or products in a Competitive Business within the Territory.

          (b) Notwithstanding the above, (i) if the employment of a Stockholder identified in Section 9.1(a) is terminated by the Surviving Corporation other than "for cause," as determined under such individual's Employment Agreement, if applicable, then the Noncompete Term shall be five years following the Closing Date, and (ii) Section 9.1(a) shall not be deemed to prohibit any such Stockholder from acquiring, as a passive investor with no involvement in the operations of the business, not more than one percent of the capital stock of a Competitive Business whose stock is publicly traded on a national securities exchange, The Nasdaq Stock Market or over-the-counter.

     9.2. Equitable Relief. Because of the difficulty of measuring economic losses to Quanta and the Surviving Corporation as a result of a breach of the foregoing covenant, because a breach of such covenant would diminish the value of the assets and business of the Company being sold pursuant to this Agreement, and because of the immediate and irreparable damage that could be caused to Quanta and the Surviving

Corporation for which it would have no other adequate remedy, each Stockholder agrees that the foregoing covenant may be enforced against such individual by injunctions, restraining orders and other equitable actions.

     9.3. Reasonable Restraint. It is agreed by the parties hereto that the foregoing covenants in this ARTICLE IX are necessary in terms of time, activity and territory to protect Quanta's and the Surviving Corporation's interest in the assets and business being acquired pursuant to the terms of this Agreement and impose a reasonable restraint on each Stockholder in light of the activities and businesses of the Company on the date of the execution of this Agreement and the current plans of the Company.

     9.4. Severability; Reformation. The covenants in this ARTICLE IX are severable and separate, and the unenforceability of any specific covenant shall not affect the continuing validity and enforceability of any other covenant. In the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth in this ARTICLE IX are unreasonable and therefore unenforceable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable and this Agreement shall thereby be reformed.

     9.5. Material and Independent Covenant. Each Stockholder acknowledges that his or her agreements and the covenants set forth in this ARTICLE IX are material conditions to Quanta's and Newco's agreements to execute and deliver this Agreement and to consummate the transactions contemplated hereby and that Quanta and Newco would not have entered into this Agreement without such covenants. All of the covenants in this ARTICLE IX shall be construed as an agreement independent of any other provision in this Agreement.


                                   ARTICLE X
                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     10.1 General. Each Stockholder recognizes and acknowledges that he or she had in the past, currently has, and in the future will have, access to certain confidential information relating to the business of the Company, such as lists of customers, operational policies, and pricing and cost policies that are, and following the Closing will be, valuable, special and unique assets of the Surviving Corporation. Each Stockholder agrees that he will not use or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose whatsoever, except as is required in the course of performing his or her duties, if any, to the Surviving Corporation and/or Quanta, unless (a) such information becomes known to the public generally through no fault of such Stockholder, or (b) disclosure is required by Law, provided that prior to disclosing any information pursuant to this clause (b) such Stockholder shall, if possible, give prior written notice thereof to Quanta and the Surviving Corporation and provide Quanta with the opportunity to contest such disclosure. In the event of a breach or threatened breach by any Stockholder of the provisions of this Section, Quanta shall be entitled to an injunction restraining such Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Quanta from pursuing any other available remedy for such breach or threatened breach, including, without limitation, the recovery of damages.

     10.2. Equitable Relief. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, because a breach of such covenant would diminish the value of the assets and business of the Company being sold pursuant to this Agreement, and because of the immediate and irreparable damage that would be caused for which the Surviving Corporation and/or Quanta would have no other adequate remedy, each Stockholder agrees that the foregoing covenants may be enforced against him or her by injunctions, restraining orders and other equitable actions.


                                  ARTICLE XI
                            INTENDED TAX TREATMENT

     11.1. Tax-Free Reorganization. Quanta and the Stockholders are entering into this Agreement with the intention that the Merger qualify as a tax-free reorganizations for federal income tax purposes, except to the extent of any "boot" received, and neither Quanta nor the Stockholders will take any actions after the Closing that disqualify the Merger for such treatment.


                                  ARTICLE XII
                     FEDERAL SECURITIES ACT; RESTRICTIONS
                            ON QUANTA COMMON STOCK

     12.1.  Compliance with Law.   The Stockholders acknowledge the shares of
Quanta Common Stock issued at the Closing in accordance with the terms of this Agreement (the "Restricted Shares") will not be registered under the 1933 Act and therefore may not be resold without compliance with the 1933 Act. The Restricted Shares are being or will be acquired by Stockholders solely for their own accounts, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of them in connection with a distribution. The Stockholders covenant, warrant and represent that none of the Restricted Shares will be, directly or indirectly, offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of except after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC. Certificates representing the Restricted Shares shall bear the following legend:

     The shares represented by this certificate were not issued in a transaction registered under the Securities Act of 1933, as amended ("Securities Act"), or any applicable state securities laws. The shares represented hereby have been acquired for investment and may not be sold or transferred unless such sale or transfer is covered by an effective registration statement under the Securities Act and applicable state securities laws or, in the opinion of counsel to the issuer, or other recognized counsel reasonably acceptable to the issuer, is exempt from the registration requirements of the Securities Act and such laws.

     12.2. Economic Risk; Sophistication; Accredited Investors. Each Stockholder is able to bear the economic risk of an investment in the Restricted Shares and can afford to sustain a total loss of such investment. Each Stockholder has such Knowledge and experience in financial and business matters that she or he is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect her or his own interests in connection with the acquisition of the Restricted Shares pursuant hereto. Each Stockholder or her or his representatives have had an adequate opportunity to ask questions and receive answers from the officers of Quanta concerning, among other matters, Quanta, its management, its plans for the operation of its business and potential additional acquisitions.

     12.3. Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC that may permit the sale of Quanta Common Stock to the public without registration, for a period of one year after the Closing, Quanta agrees to use its commercially reasonable efforts to:

          (a) make and keep public information (as such terms are defined in Rule 144) regarding Quanta available;

          (b) file with the SEC in a timely manner all reports and other documents required of Quanta under the 1933 Act and the 1934 Act; and

          (c) furnish to each Stockholder upon written request a written statement by Quanta as to its compliance with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act, a copy of the most recent annual or quarterly report of Quanta, and such other reports and documents so filed as such Stockholder may reasonably request in availing himself or herself of any rule or regulation of the SEC allowing such Stockholder to sell any such shares without registration.

     12.4. Restriction on Sale or Other Transfer of Restricted Shares. Each Stockholder covenants, warrants and represents that none of the Restricted Shares will be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of, directly or indirectly, during the one-year period commencing on the Closing Date (the "Lockup Period") and, thereafter, only after full compliance with all of the applicable provisions of the 1933 Act and the rules and regulations of the SEC; and, during the Lockup Period, the Stockholders shall not engage in put, call, short-sale, hedge, straddle or similar transactions intended to reduce the Stockholders' risk of owning the Restricted Shares. Certificates representing the Restricted Shares shall bear the following legend in addition to the legend under Section 12.1:

          The shares represented by this certificate are subject to a contractual restriction on transfer that expires on [_____ ___, 2000] and may not be offered, sold, assigned, pledged, hypothecated, transferred or otherwise disposed of during the period of such contractual restriction without the prior written consent of Quanta Services, Inc.

     12.5. Satisfaction of Indemnification Obligations. Subject to the compliance with all applicable laws, rules and regulations, and notwithstanding the provisions of Section 12.4, each Stockholder shall have the right to (i) tender his or her Restricted Shares in a tender offer to all holders of Quanta Common Stock in accordance with Regulation 14D under the 1934 Act; and (ii) transfer the Restricted Shares during the Lockup Period for the purpose of satisfying his or her indemnification obligations and liabilities for Losses under Article VIII; provided, however, that prior to any such transfer of Restricted Shares, each Stockholder shall notify Quanta in writing of his or her intention to make such a transfer, and for five business days thereafter, Quanta shall have the option of acquiring Restricted Shares from such Stockholder (free and clear of all liens, claims and encumbrances) in satisfaction of all or any part of such Losses. If Quanta exercises such option of acquiring Restricted Shares, then such Stockholder's liability for Losses shall be deemed to be satisfied to the extent of (A) such number of Restricted Shares transferred to Quanta, multiplied by (B) the average closing price per share of Quanta Common Stock for thirty (30) trading days, with the last such trading day being the third trading day before the date such Losses become payable by such Stockholder (either by agreement or pursuant to a judgment or binding determination by an arbitrator), as reported on The

New York Stock Exchange or such other national securities exchange on which the Quanta Common Stock is principally traded.

                                 ARTICLE XIII
                                 MISCELLANEOUS

     13.1. Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of Quanta, Newco, the Surviving Corporation and the Company, and the heirs and legal representatives of the Stockholders.

     13.2. Entire Agreement. This Agreement (including the Schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholders, the Company, Newco and Quanta and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement may be modified or amended only by a written instrument executed by the Stockholders, the Company, Newco and Quanta, acting through their respective officers, duly authorized by their respective Boards of Directors.

     13.3. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     13.4. Brokers and Agents. Each party hereto represents and warrants that it employed no broker or agent in connection with the transactions contemplated by this Agreement. Except as specifically provided in Section 7.3, each party agrees to indemnify each other party against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

     13.5. Notices. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person or by facsimile transmission to such party or to an officer or agent of such party, as follows:

          (a) If to Quanta, Newco or the Surviving Corporation, addressed to them at:

                    Quanta Services, Inc.
                    1360 Post Oak, Suite 2100
                    Houston, Texas 77056
                    Attn:  President and General Counsel

          (b) If to any Stockholder, respectively addressed as follows:

                    Donald G. Bottrell
                    5020 Scurlock Road
                    Freeland, WA 98249

                    Teresa L. Bottrell
                    5020 Scurlock Road
                    Freeland, WA 98249

                    James R. Bennett
                    1421 Crawford Dr.
                    Billings, MT 59102

                    Marnie M. Bennett
                    2014 LaBrea
                    Billings, MT 59102

or such other address as any party hereto shall specify pursuant to this Section
13.5 from time to time.

     13.6. Survival of Representations and Warranties. The representations and warranties set forth in ARTICLE V and ARTICLE VI shall survive the Closing for a period of one year from the Closing Date (the "Expiration Date"), except that the representations and warranties set forth in Section 5.18 hereof shall survive until such time as the limitations period has run for all tax periods ended prior to the Closing Date, which shall be deemed to be the Expiration Date for Section 5.18.

     13.7. Exercise of Rights and Remedies. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

     13.8. Reformation and Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable, but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     13.9 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Montana applicable to agreements entered into and fully to be performed in the State of Montana by residents of Montana.

     13.10.  Dispute Resolution.

          (a) Except with respect to injunctive relief as provided in Section
     9.2 and Section 10.2 (which relief may be sought from any court or administrative agency with jurisdiction with respect thereto), any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the commercial rules of the American Arbitration Association then in effect. The arbitration shall be conducted by a retired judge employed by the Denver, Colorado Regional Office of the Judicial Arbitration and Mediation Services, Inc. ("JAMS"). The arbitration shall be held in JAMS' Denver, Colorado office.

          (b) The parties shall obtain from JAMS a list of the retired judges available to conduct the arbitration. The parties shall use their reasonable efforts to agree upon a judge to conduct the arbitration. If the parties cannot agree upon a judge to conduct the arbitration within 10 days after receipt of the list of available judges, the parties shall ask JAMS to provide the parties a list of three available judges (the "Judge List"). Within five days after receipt of the Judge List, each party shall strike one of the names of the available judges from the Judge List and return a copy of such list to JAMS and the other party. If two different judges are stricken from the Judge List, the remaining judge shall conduct the arbitration. If only one judge is stricken from the Judge List, JAMS shall select a judge from the remaining two judges on the Judge List to conduct the arbitration.

          (c) The arbitrator shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrator shall have the authority to order payment of damages, reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that a material breach of this Agreement has occurred. A decision by the arbitrator shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                              QUANTA SERVICES, INC.


                              By:  /s/ Brad Eastman
                                   --------------------------------------
                              Its: Vice President and General Counsel
                                   --------------------------------------


                              QUANTA II ACQUISITION, INC.


                              By:  /s/ Brad Eastman
                                   --------------------------------------
                              Its: President
                                   --------------------------------------

                              NORTHERN LINE LAYERS, INC.


                              By:  /s/ James R. Bennett
                                   --------------------------------------
                              Its: President
                                   --------------------------------------


                              /s/ Donald G. Bottrell
                              -------------------------------------------
                              Donald G. Bottrell, Individually


                              /s/ Teresa L. Bottrell
                              -------------------------------------------
                              Teresa L. Bottrell, Individually

                              /s/ James R. Bennett
                              -------------------------------------------
                              James R.  Bennett, Individually



                              /s/ Marnie M. Bennett
                              -------------------------------------------
                              Marnie M. Bennett, Individually